Exhibit 10.8

Officer Separation Agreement

January 19, 2017

i

Officer Separation Agreement

THIS OFFICER SEPARATION AGREEMENT (“Agreement”) is made, entered into, and effective as of                         , 2017 (hereinafter referred to as the “Effective Date”), by and between,                                               , a Michigan corporation, (hereinafter referred to as the “Employer”) and                                                       (hereinafter referred to as the “Officer”).

WHEREAS, the Board of Directors of CMS Energy Corporation, a Michigan corporation (hereinafter referred to as “CMS Energy Corporation”) has approved entering into severance agreements with certain officers as being necessary and advisable for the success of CMS Energy Corporation; and

WHEREAS, the Officer is currently employed at                                                         , by the Employer in a key management position as                                                                      ;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the Officer and the Employer and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Officer and the Employer, intending to be legally bound, agree as follows:

Article 1.       Establishment, Term, and Purpose

This Agreement will commence on the Effective Date and shall continue in effect until December 31, 2017.  However, at December 31, 2017, and if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee (as defined in Section 2.9 herein) delivers notice six (6) months prior to the end of such term, or extended term, to the Officer, stating that the Agreement will not be extended.  In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.  If the term of this Agreement is not extended, the Employer is not obligated to pay any severance benefits under Section 3.2 herein for a Qualifying Termination that happens after the expiration of the term of this Agreement.  Notwithstanding the above, the Officer acknowledges that this Agreement will expire on the first of the month following his or her 65th birthday to the extent that it is permitted under Section 631(c) of the Age Discrimination in Employment Act, and the Officer agrees to submit a resignation to the Committee not less than six (6) months prior to his or her 65th birthday to be effective the first of the month following the Officer’s 65th birthday.  In addition, notwithstanding the above, any obligation of the Employer arising during the term of this Agreement shall survive the termination of this Agreement until paid in full, provided that the Officer has received a Notice of Termination under 2.18 herein.  Notwithstanding the forgoing, the obligations of the Officer under Article 5 herein shall continue in effect and survive the expiration of the term of this Agreement.

Article 2.       Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

2.1      “Affiliate” has the meaning set forth in Rule 12b-2 under of the Exchange Act.

2.2      “Agreement” means this agreement, including the “whereas” clauses and Exhibit A.

2.3      “Base Annual Salary” means the Officer’s full annual salary, whether or not any portion thereof is paid on a deferred basis, at the date of the Officer’s Qualifying Termination.  It does not include any incentive compensation in any form, bonuses of any type or any other form of monetary or nonmonetary compensation other than salary.

2.4      “Beneficiary” means the persons or Entities designated by the Officer pursuant to Section 8.5.

2.5      “Benefit plan clawback provision” has the meaning set forth in Section 5.2(g) herein.

2.6      “Board” means the Board of Directors of CMS Energy Corporation.

2.7      “Cause” is determined solely by the Committee in the exercise of good faith and reasonable judgment, and means the occurrence of any one or more of the following:

(a)     The continued failure by the Officer to substantially perform his or her duties of employment (other than any such failure resulting from the Officer’s Disability), after a demand for substantial performance is delivered to the Officer that identifies the manner in which the Committee believes that the Officer has not substantially performed his or her duties, and the Officer has failed to remedy the situation within a reasonable period of time specified by the Committee which shall not be less than 30 days; or

(b)     The Officer’s (i) indictment for a felony or (ii) a conviction for a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful; or

(c)     The Officer’s (i) gross negligence, (ii) failure or refusal, on request or demand by the Employer or any governmental authority, to provide testimony to or cooperate with any governmental regulatory authority, or any other similar non-cooperation by the Officer, (iii) willful engaging in misconduct materially or demonstrably injurious to the business or reputation (by adverse publicity or otherwise) of CMS Energy Corporation or its Affiliates, monetarily or otherwise, or (iv) violation of a material provision of the Employer’s code of conduct and code of ethics, including but not limited to violations of the Employer’s policies relating to substance abuse and discrimination; or

(d)     The Officer’s breach of the terms of Article 5 herein.

However, for purposes of clause (c), no act or failure to act on the Officer’s part shall be considered “willful” if done, or omitted to be done, by the Officer (i) in good faith and (ii) with reasonable belief that his or her action or omission was in the best interest of CMS Energy Corporation or its Affiliates.

2.8      “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.9      “Committee” means the Compensation and Human Resources Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Human Resources Committee.  The Committee is responsible for the administration of this Agreement and shall interpret and apply the provisions of this Agreement.  Notwithstanding the above, the Committee may obtain and rely upon advice from consultants, attorneys and advisors of its choice in making determinations concerning this Agreement.

2.10    “Direct Competitor” has the meaning set forth in Section 5.1 herein.

2.11    “Disability” means a determination by the insurer or third-party administrator under an individual and/or group disability policy covering the Officer that the Officer is totally and permanently disabled as defined in the policy, or if there is no such coverage, then a disability that satisfies the requirements of total and permanent disability under Section 22(e) of the Code.

2.12    “Effective Date” means the date of this Agreement set forth in the first paragraph of this Agreement.

2.13    “Effective Date of Termination” means the first day of the month next following the date on which a Qualifying Termination occurs, as provided under Section 2.21 herein, which triggers the payment of Severance Benefits hereunder.  Such first day of such month shall be specified in the Notice of Termination.  If the Officer is otherwise eligible for retirement, he or she may elect to retire on the Effective Date of Termination without waiving Severance Benefits to which he or she may be entitled pursuant to this Agreement.

2.14    “Employer” means the corporation named in the first paragraph of this Agreement as the Employer.

2.15    “Entity” means any corporation, partnership, limited liability company, joint venture, sole proprietorship or firm.

2.16    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.17    “Exempt Person” has the meaning set forth in Section 5.2(a) herein.

2.18    “Notice of Termination” shall be provided for a Qualifying Termination and shall mean a written notice which shall provide (i) the date of the Qualifying Termination and (ii) the Effective Date of Termination.  The Notice of Termination will be provided before or within 10 days after the date of the Qualifying Termination.

2.19    “Officer” means the individual named in the first paragraph of this Agreement.

2.20    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.21    “Qualifying Termination” means a termination (not involving death, Disability, Retirement or Cause), pursuant to a Notice of Termination delivered to the Officer by the Employer or pursuant to a request that the Officer submit a resignation as an officer and employee (other than as provided for in Article 1 herein).  The date of the Qualifying Termination will be the date the Officer experiences a separation from service from the Employer, as that term is defined under Section 409A and any applicable regulations.

2.22    “Release” means the signed release of claims which shall be substantially in the form attached hereto as Exhibit A.  The Release contained in Exhibit A to this Agreement will be provided to the Officer for signature not more than 10 days following the Qualifying Termination.

2.23    “Section 409A” means Section 409A of the Code and applicable Treasury Regulations, and their successors.

2.24    “SERP” means the retirement plan applicable to the Officer and entitled “Supplemental Executive Retirement Plan for the Employees of CMS Energy/Consumers Energy Company” dated April 1, 2011, as amended or under the successor or replacement of such retirement plan if it is no longer in effect.  [For Officers covered under the defined contribution supplemental executive retirement plan, the following definition shall be used:  “means the retirement plan applicable to the Officer and entitled “Defined Contribution Supplemental Executive Retirement Plan” dated April 1, 2011, as amended or under the successor or replacement of such retirement plan if it is then no longer in effect.].

2.25    “Severance Benefits” has the meaning set forth in Article 3 herein.

Article 3.    Severance Benefits

3.1      Severance Benefits.

(a)     Right to Severance Benefits.  The Officer shall be entitled to receive from the Employer Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Officer’s employment satisfying the definition contained in Section 2.21 has occurred.  Benefits received by the Officer under the pension plan and SERP (or any replacement or successor plans thereto) shall not be used as an offset to the level of Severance Benefits owed to the Officer.

(b)      No Severance Benefits. The Officer shall not be entitled to receive Severance Benefits under this Agreement if the Officer’s employment with the Employer ends for reasons other than a Qualifying Termination.

(c)      Waiver and Release.  The Officer shall sign and return to the Employer a Release to be eligible for payment of Severance Benefits under Section 3.2 herein.  Attached hereto as Exhibit A and incorporated by reference in this Agreement is the form of release the Officer shall sign and return to qualify for Severance Benefits under this Agreement.  The Officer shall be obligated to sign and return the Release to the Employer on a timely basis, but not more than 45 days (or any shorter period specified in the Release when delivered to the Officer) after receipt of the Release from the Employer.  No payment will be made until the seven (7) day right to revocation of the Release has elapsed.

(d)     No Duplication of Severance Benefits. If the Officer receives Severance Benefits, any other severance benefits received by employees not covered by this Agreement, if any, to which the Officer is entitled shall be reduced on a dollar-for-dollar basis with respect to Severance Benefits paid pursuant to this Agreement so that there is no duplication of severance benefits.

3.2      Description of Severance Benefits. In the event the Officer becomes entitled to receive Severance Benefits as provided in Section 3.1(a) herein, the Employer (subject to Section 3.1(c)) shall provide the Officer with the following:

(a)      A lump-sum amount paid within thirty (30) calendar days following the date of the Qualifying Termination equal to the sum of the Officer’s unpaid salary, unreimbursed business expenses, and unreimbursed allowances owed to the Officer through and including the date of the Qualifying Termination.  In the event the Officer is terminated following a performance year under the Officer Incentive Compensation Plan but prior to the payment of a bonus for such year, the Officer will not forfeit such bonus but shall receive any payment when the same is paid to active employees.  To the extent, if any, the Officer has elected to defer any bonus, any payments due under this provision corresponding to the amount of the deferral shall be paid or deferred in accordance with the terms elected by the Officer with respect to said plan under which the bonus is deferred.

(b)      A lump-sum amount, paid within thirty (30) calendar days following return of the signed Release (but not prior to the lapse of the seven (7) day revocation period), but no later than March 15 of the year following the year in which the Qualifying Termination occurs, equal to [insert applicable amount based upon salary grade from the following:  for E-3 through E-7 1.50 times Base Annual Salary; for E-8 and above 1.75 times Base Annual Salary].

(c)      The Officer’s termination of employment pursuant to the Notice of Termination shall be treated as a resignation under the applicable bonus plan and the Officer shall be entitled to consideration for a pro-rata bonus to the extent provided for in the bonus plan.

(d)      Outstanding stock options and stock appreciation rights previously granted by the Committee to the Officer pursuant to Article VI of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan,” dated December 3, 1999, as amended, or any replacement thereof, shall be treated in accordance with applicable provisions of the plan.   Restricted Stock awarded to the Officer shall be forfeited, except for the pro-rata portion of any such outstanding grant equal to a fraction, the numerator of which is the number of full and partial months of service from the date of grant to the termination date and the denominator of which is the time duration of the award until vesting as of the grant date, expressed in months.  Any shares that are not forfeited shall be paid out if subject only to a time based vesting requirement, and otherwise shall continue to be subject to any applicable performance based vesting requirement and shall be paid out in the future in conformance therewith.

(e)      If the Officer is a participant in the SERP, the Officer’s retirement benefits under the SERP will become fully vested as of the date of the Officer’s Qualifying Termination and shall not be subject to further vesting requirements or to any forfeiture provisions.

(f)      For purposes of (1) the Officer’s retirement, (2) the SERP and (3) benefits not expressly discussed in clauses (a) through (e) of this Section 3.2, but which are available to the general employee population or available only to officers and implemented with contracts with third parties, the benefit plan descriptions covering all employees and the retirement plan and SERP plan descriptions and contracts with third parties covering officers in place at the time of the Effective Date of Termination control the Officer’s treatment under those plans and contracts.  All rights of the Officer to indemnification as an officer or an employee will be determined under any applicable indemnification policy in effect at the time the matter giving rise to the need for indemnification is alleged to have occurred.  For any other benefits only available to officers, if those benefits are not expressly discussed in clauses (a)

through (e) of this Section 3.2, those benefits are terminated for the Officer as of the Effective Date of Termination.

Article 4.    Notice of Termination; Resignation as Officer and Director

4.1      Any Qualifying Termination of the Officer’s employment shall be communicated by a Notice of Termination.

4.2      Upon receipt of the Notice of Termination, the Officer shall submit to the Employer, within 10 days, his or her written resignation as (i) an officer of the Employer and of all Affiliates and (ii) a member of the board of directors of the Employer and of all Affiliates.

Article 5.    Restrictive Covenants and Clawback

5.1

The following shall apply after any termination (including, without limitation, due to retirement or disability) excluding a termination without Cause of the Executive’s employment:

Noncompetition: During the term of employment and for a period of twelve (12) months after the date of the termination of the Officer’s employment, the Officer shall not: (i) directly or indirectly, separately or acting or conspiring with any Person or Entity whether or not employed by CMS Energy Corporation or any of its Affiliates, engage in or prepare to engage in or have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, member, shareholder, director or consultant, or in any other capacity whatsoever participate, engage, or have a financial or other interest in, any business which is a Direct Competitor; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Officer may own up to two percent (2%) of the outstanding shares of the capital stock of an Entity whose shares are registered under Section 12 of the Exchange Act.

A “Direct Competitor” means an Entity engaged in the business of (1)(a) selling electric power or natural gas at retail or wholesale within the State of Michigan, or (b) selling electric power at wholesale within the market area in which an electric generating plant owned by an Affiliate of CMS Enterprises Company is located or (c) storing natural gas within the State of Michigan or (d) generating, transmitting or distributing electricity or natural gas within the State of Michigan, or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by an Affiliate of CMS Enterprises Company is located.  A “Direct Competitor” also means any Entity that the Committee designates as a Direct Competitor, prior to the termination date specified in a Notice of Termination, that it believes, in good faith, is a competitor to CMS Energy Corporation or its Affiliates.

5.2      The following shall apply after any termination (including, without limitation, due to retirement, disability or resignation for any reason) of the Executive’s employment:

(a)    Confidentiality. The Employer has advised the Officer and the Officer acknowledges that it is the policy of CMS Energy Corporation and its Affiliates to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to CMS Energy Corporation and its Affiliates.  The Officer shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person or Entity (other than as may be required in the regular course of the Officer’s employment), nor use in any manner, either during the term of employment or after termination, for any reason, any Protected Information, or cause any such information of CMS Energy Corporation and its Affiliates to enter the public domain.

“Protected Information” means trade secrets, confidential and proprietary business information of CMS Energy Corporation and its Affiliates and any other information of CMS Energy Corporation and its Affiliates, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by CMS Energy Corporation and its Affiliates and their agents or employees, including the Officer; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by CMS Energy Corporation or its Affiliates or lawfully obtained from third parties who are not bound by a confidentiality agreement with CMS Energy Corporation or its Affiliates, is not Protected Information.  Notwithstanding the foregoing, nothing in this subsection is to be construed as prohibiting the Officer from providing information to a state or federal agency, legislative body or one of its committees or a court with jurisdiction when the Officer is legally required to do so, provided that promptly after being notified of such requirement the Officer notifies the Employer, or from disclosing Protected Information to the Officer’s spouse, attorney and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Officer’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use (beyond the specific purpose for which it was released to such Exempt Person) of Protected Information by an Exempt Person shall be deemed to be a breach of this Section 5.2(a) by the Officer.

(b)    Nonsolicitation. During the term of employment and for a period of twelve (12) months after the date of the termination of the Officer’s employment, the Officer shall not: (i) employ or retain or solicit for employment or arrange to have any other person or Entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who (x) is an employee or consultant of CMS Energy Corporation or its Affiliates or (y) was

an employee or consultant of CMS Energy Corporation or its Affiliates at any time during the twelve (12) month period immediately preceding the date of the occurrence of the activity described in clause (i); or (ii) solicit suppliers or customers of CMS Energy Corporation or its Affiliates or induce any such person to terminate their relationship with them.

(c)     Cooperation. The Officer shall fully and unconditionally cooperate with CMS Energy Corporation and its Affiliates and their attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Officer’s employment or activities on behalf of CMS Energy Corporation and its Affiliates.

(d)    Nondisparagement. The provisions of this Section 5.2(d) apply at all times following the termination of the Officer’s employment for any reason: The Officer shall not disparage CMS Energy Corporation or its Affiliates or their officers and/or directors, or otherwise make comments harmful to their reputations.  The Officer further shall not testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant or otherwise on behalf of any person, or Entity that has or may have any claim, demand, action, suit, cause of action, or judgment against CMS Energy Corporation or its Affiliates, or in any regulatory agency proceeding in a manner adverse to their interests.  The executive officers and directors of CMS Energy Corporation and its Affiliates shall not disparage the Officer or otherwise make comments harmful to the Officer’s reputation.  Notwithstanding the foregoing, nothing in this Section 5.2(d) prohibits the Officer or representatives of CMS Energy Corporation or its Affiliates from testifying truthfully under oath in any judicial, administrative or legislative proceedings or in any arbitration, mediation or other similar proceedings where his or her testimony has been legally compelled or pursuant to Section 6.1 herein.

(e)    Exceptions to Restrictions on Communications and Confidentiality.  Nothing in this Agreement is intended to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or entity or from making other disclosures that are protected under law or regulation.

(f)     Return of the Employer Property.  The Officer agrees that upon termination of employment he or she shall return all property of the Employer or any Affiliate now in his or her possession.

(g)    Clawback Relating to Illegal Acts or Restatement of Corporation’s Financial Statements.  If, due to a restatement of CMS Energy Corporation’s or an Affiliate’s publicly disclosed financial statements or otherwise, the Officer is subject to an obligation to make a repayment to CMS Energy Corporation or an Affiliate pursuant to a clawback provision contained in a SERP Plan, the

PISP, a bonus plan or other benefit plan (a “benefit plan clawback provision”) of CMS Energy Corporation or its Affiliate, it shall be a precondition to the obligation of Employer to make any payment under this Agreement, that the Officer fully repay to CMS Energy Corporation or its Affiliate any amounts owing under such benefit plan clawback provision.  The payments under this Agreement are further subject to any provision of law which may require the Officer to forfeit or repay any benefits provided hereunder that are based upon a bonus or incentive compensation, or equity compensation, in the event of a restatement of CMS Energy Corporation’s or an Affiliate’s publicly disclosed accounting statements or other illegal act, whether required by Section 304 of the Sarbanes-Oxley Act of 2002, federal securities law (including any rule or regulation promulgated by the Securities and Exchange Commission), any state law, or any rule or regulation promulgated by the applicable listing exchange or system on which CMS Energy Corporation or an Affiliate lists its traded shares.  To the degree any benefits hereunder are not otherwise forfeitable pursuant to the preceding sentences of this Section 5.2(g), the Board or Committee may require the Officer to repay to Employer any amounts paid under this Agreement that are computed on the basis of an actual bonus under a bonus plan applicable to the Officer, if the Board or Committee determines, on the basis of the clawback provisions in the bonus plan under which such bonus payments are made, that the Officer would have been required to make a repayment of such bonus.  The rights set forth in this Agreement concerning the right of CMS Energy Corporation, an Affiliate and/or Employer to a clawback are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of such rights.

(g)    Enforcement.  The parties to this Agreement acknowledge that the services of the Officer are unique and extraordinary and that a breach of any provision of this Section 5.2 will cause irreparable harm to the Employer.  Accordingly, the Officer agrees that notwithstanding the provisions of Section 6.1 herein, the Employer has the right to seek to enforce the noncompete and other restrictive covenants contained in this Section 5.2 in a court of law or equity and the Officer hereby consents to the imposition of an injunction or a temporary restraining order or such other equitable relief as necessary to protect the rights of the Employer under this Agreement.

Article 6.    Dispute Resolution and Notice

6.1      Dispute Resolution. Any dispute or controversy between the Officer and the Employer arising under or in connection with this Agreement (other than Article 5 of this Agreement) shall first be submitted in writing to the Committee for attempted resolution.  If such submission does not result in mutually agreeable resolution within sixty (60) days thereof, such dispute or controversy shall be settled by final and binding arbitration.  Such arbitration shall be conducted before a single arbitrator selected by the parties to be conducted in Jackson, Michigan.  The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect and be finished within ninety (90) days after the selection of the arbitrator, and if the Officer and the Employer are unable to agree within thirty (30) days on such a single arbitrator, such Association shall select such arbitrator.  The arbitrator shall not have authority to fashion a remedy that includes consequential, exemplary or punitive damages of any type whatsoever, and the arbitrator is hereby prohibited from awarding injunctive relief of any kind, whether mandatory or prohibitory.  Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.  The Officer and the Employer shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.  Notwithstanding the foregoing, the Officer and the Employer acknowledge that the enforcement of the Employer’s rights under Article 5 herein are unique and agree that the Employer is not limited to the remedy of arbitration but may elect the remedy of its choice including filing suit in a court of law or equity and the Officer agrees that the Employer has the right to obtain an injunction and/or a temporary restraining order to protect its rights.

6.2     Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and sent by registered or certified mail to the Officer at the address set forth beneath his or her signature on the last page of this Agreement or, to the Employer, at One Energy Plaza, Jackson, Michigan 49201, Attention:  Corporate Secretary.  Notices, requests, demands or other communications may also be delivered by messenger, courier service or other electronic means and are sufficient if actually received by the party for whom it is intended.

Article 7.    Successors and Assignment

7.1   Successors. Any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to the business of CMS Energy Corporation or purchaser of all or substantially all of the assets of CMS Energy Corporation shall be required to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.  This Agreement shall be binding upon any successor in accordance with the operation of law.

7.2   Assignment by the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Officer dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Officer’s Beneficiary.  If the Officer has not named a Beneficiary, then such amounts shall be paid to the Officer’s devisee, legatee, or other designee, or if there is no such designee, to the Officer’s estate.

Article 8.    Miscellaneous

8.1   Employment Status.  The employment of the Officer by the Employer is “at will” and, subject to the Officer’s rights pursuant to this Agreement or any separate written change in control agreement entered into by the Officer and CMS Energy Corporation/or the Employer, may be terminated by either the Officer or the Employer at any time, subject to applicable law.  Further, the Officer has no right to be an officer of CMS Energy Corporation or any of its Affiliates and serves as an officer entirely at the discretion of the Board.

8.2   Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and this Agreement (including the “whereas” clauses and Exhibit A) constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely supersedes, cancels, voids and renders of no further force and effect any and all other employment agreements, and other similar agreements, communications, representations, promises, covenants and arrangements, whether oral or written, between the Employer and the Officer and between the Officer and CMS Energy Corporation or any of its Affiliates that may have taken place or been executed prior to the Effective Date and which may address the subject matters contained herein.  Notwithstanding the above, this Agreement is supplemental to and does not replace any written separation agreement entered into between the parties that is contingent on a change in control, and if change in control benefits under the separate agreement that are contingent on a change in control, as defined in the separate written change in control agreement, are paid or payable to the Officer, then this Agreement shall be void, null and of no effect, and no Severance Benefits shall be paid hereunder.

8.3   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, and the parties shall negotiate in good faith to accomplish the purposes and amend this Agreement so as, to the extent possible under the law, to carry out the original intent of the provision or portion determined to be invalid or unenforceable.

8.4   Tax. The Employer may withhold from any benefits payable under this Agreement any authorized deductions and all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.  The benefits payable under this Agreement are intended to be exempt from, or to comply with, Section 409A, and this Agreement shall be interpreted accordingly; provided, however, that the Employer does not guarantee the Officer any particular tax results with respect to such benefits.  Notwithstanding anything contained in this Agreement to the contrary, if the Officer is a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of the Officer’s separation from service under Section 409A, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Officer to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of the Officer’s separation from service shall be paid or provided to the Officer in a lump sum cash payment to be made on the earlier of (x) the Officer’s death or (y) the first day that is more than six (6) months immediately following the date of the Officer’s “separation from service” (as such term is used under Section 409A)).  Each payment to be made under this Agreement shall be treated as a separate payment for purposes of Section 409A.  Any in-kind benefit or reimbursement provided under this Agreement that is subject to the conditions set forth in Treasury Regulation Section 1.409A-3(i)(1)(iv) shall at all times meet those conditions.  Notwithstanding anything contained in this Agreement to the contrary, the Employer shall have the unilateral right to amend this Agreement at any time to the extent deemed necessary or advisable by the Employer to ensure compliance with, or exemption from, the requirements of Section 409A.

8.5   Beneficiaries. The Officer may designate one (1) or more persons or Entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing on a form provided by the Employer.  The Officer may make or change such designation at any time.

8.6   Payment Obligation Absolute. Except as otherwise provided in this Agreement and as provided in the last sentence of this paragraph, the Employer’s and CMS Energy Corporation’s obligations to make the payments and provide the benefits to the Officer specified herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, defense, or other right which the Employer, CMS Energy Corporation or any of its Affiliates may have against the Officer or anyone else.  Except as otherwise provided in this Agreement, all amounts payable by the Employer hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Employer shall be final, but subject to the provisions of the next sentence.  If the Officer should seek to litigate this Agreement or the subject matters addressed herein in a state or federal court, subject to the requirements of Section 409A, to the extent applicable, (i) the Officer at least ten (10) days prior to filing in court shall tender back to the Employer all cash consideration paid to the Officer under this Agreement prior thereto and (ii) any payments then or thereafter due to the Officer under this Agreement shall be withheld until said litigation is finally resolved.

The Officer shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment, provided such other employment is not a violation of the provisions of Article 5 herein, shall in no event effect any reduction of the Employer’s obligations to make the payments and arrangements required to be made under this Agreement.

8.7   Contractual Rights to Benefits. Subject to approval and ratification by the Committee, this Agreement establishes and vests in the Officer a contractual right to the benefits to which he or she is entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

8.8   Modification. Except as otherwise provided in this Agreement, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives, provided however, that the consent of the Employer shall only be given with the prior approval of the Committee and no person acting on behalf of the Employer, or purporting to do so, shall have any authority to do so without such prior approval.

8.9   Counterparts and Headings. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures transmitted via facsimile shall be regarded by the parties as original signatures.  The headings of the various sections and subsections of this Agreement shall not limit or affect the terms and provisions of the Agreement.

8.10 Representation.  Each of the Officer and the Employer represents and warrants that this Agreement is a legal, valid and binding agreement, enforceable in accordance with its terms and does not conflict with any other agreement to which he, she or it is a party.  The Officer acknowledges that he or she has had an opportunity to consult with his or her legal and financial advisors before executing and delivering this Agreement, and has read and understands this Agreement.

8.11 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this        day of                                      , 200_.

CMS ENERGY CORPORATION or Employer	OFFICER:

By:	Signature:

Its:	Printed Name:

Address:

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”), made as of the ____ day of _________, 20__, pursuant to Michigan law, among _____________________________ (the “Officer”), an individual, and __________________, a Michigan corporation (the “Employer”) is a general release of claims against the Employer, CMS Energy Corporation and all of their subsidiaries and affiliates (collectively the “CMS Companies”).

WHEREAS, the Officer’s employment with the Employer [will end] [has ended] on ____________, 20__ and [he] [she] is eligible for the receipt of severance benefits under an Officer Separation Agreement (the “Separation Agreement”), provided that the Officer first executes and delivers to the Employer a prescribed form of general release attached as Exhibit A to the Separation Agreement;

WHEREAS, terms used in this Agreement that are also used and defined in the Separation Agreement shall have the same definition in this Agreement if not separately and differently defined herein, such terms being recognizable by initial caps; and

WHEREAS, this General Release Agreement satisfies a condition for receipt of Severance Benefits under Article 3 of the Separation Agreement.

NOW THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Officer and the Employer agree as follows:

1.         MONETARY AND OTHER CONSIDERATION

In consideration for the releases and the other covenants in this Agreement, the Officer agrees and reaffirms that the only monetary and other consideration to which [he] [she] is entitled due to the termination of employment is that provided to the Officer pursuant to the Separation Agreement, as set forth on Attachment A attached to this Agreement.

2.         RETURN OF COMPANY PROPERTY

By signing this Agreement, the Officer represents and warrants that [he] [she] has returned to the Employer all of its property and all the property of any of the CMS Companies which the Officer had in [his] [her] possession.

3.         GENERAL RELEASE AND DISCHARGE BY OFFICER

In consideration of the payments and commitments made by the Employer to the Officer (described in Section 1 above), the Officer on [his] [her] own behalf, and [his] [her] descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Employer, CMS Energy Corporation, and all of their subsidiaries and affiliates, past and present, and each of them as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Officer now owns or holds or has at any time on or prior to the Effective Date of Termination owned or held as against said Releasees, arising out of or in any way connected with the Officer’s employment relationship with the Employer or the Releasees, or the Officer’s termination of employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to, claims based on any express or implied contract of employment which may have been alleged to exist between the Employer, the Releasees and the Officer, or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621, et seq, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq, as amended, the Civil Rights Act of 1991, P. L. 102-1 66, the Elliott-Larsen Civil Rights Act, MCLA §37.2101, et seq, the Rehabilitation Act of 1973, 29 U.S.C. §701, et seq, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. §12206, et seq, as amended, or the Persons with Disabilities Civil Rights Act, MCLA §37.1101, et seq, as amended, or any other federal, state or local law, rule, regulation or ordinance, and claims for severance pay, sick leave, holiday pay, and any other fringe benefit provided to the Officer by the Employer or Releasees except for those rights preserved by Section 3.2(f) of the Separation Agreement. Nothing in this Agreement is intended to, nor do the Officer and the Employer, waive the right to enforce the Separation Agreement.

4.         REVOCATION OF RELEASE BY OFFICER

The Officer specifically acknowledges for purposes of this Agreement that: (1) the Officer has been advised by the Employer to consult with an attorney prior to signing this Agreement; (2) the Officer has been given [21] [45] days to consider the release; and (3) the Officer may revoke this Agreement within 7 days of signing this Agreement. In the event of such a revocation, the Officer will repay to Employer all funds already received under the Separation Agreement and waive [his] [her] rights to receive any additional funds under the Separation Agreement. Such a revocation, to be effective, must be in writing and either (i) postmarked within 7 days of execution of this Agreement and addressed to the attention of _____________, CMS Energy Corporation, at One Energy Plaza, Jackson, Michigan 49201, or (ii) hand delivered to ____________ within 7 days of execution of this Agreement. The Officer understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. IF THE OFFICER SIGNS THIS AGREEMENT PRIOR TO THE END OF THE [21] [45] DAY PERIOD, THE OFFICER CERTIFIES THAT THE OFFICER

KNOWINGLY AND VOLUNTARILY DECIDED TO SIGN THE AGREEMENT AFTER CONSIDERING IT LESS THAN [21] [45] DAYS AND [HIS] [HER] DECISION TO DO SO WAS NOT INDUCED BY THE EMPLOYER THROUGH FRAUD, MISREPRESENTATION OR A THREAT TO WITHDRAW OR ALTER THE OFFER THE SEVERANCE BENEFITS PAYABLE UNDER THE SEPARATION AGREEMENT PRIOR TO THE EXPIRATION OF THE [21] [45] DAY TIME PERIOD.

THIS AGREEMENT AND THE RELEASE CONTAINED IN THIS AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE ONLY AFTER THE REVOCATION PERIOD HAS PASSED.

5.         GOVERNING LAW AND SEVERABILITY OF INVALID PROVISIONS

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, and the parties shall negotiate in good faith to accomplish the purposes and amend this Agreement so as, to the extent possible under the law, to carry out the original intent of the provision or portion determined to be invalid or unenforceable.

6.         FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE

In entering this Agreement, the Employer and the Officer represent that they have had the opportunity to consult with attorneys of their own choice, that the Employer and the Officer have read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by them.

7.         DISPUTE RESOLUTION

The provisions of Article 6, Dispute Resolution and Notice, of the Separation Agreement, shall apply to and govern any dispute arising under this Agreement.

8.         MODIFICATION

Except as otherwise provided in this Agreement, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

9.         COUNTERPARTS AND HEADINGS

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures. The headings of the various sections and subsections of this Agreement shall not limit or affect the terms and provisions of this Agreement.

Signed this _____ day of _____________, 20__.

[OFFICER’S NAME]

[EMPLOYER’S NAME]

By:

Its:

ATTACHMENT A

“INTENTIONALLY LEFT BLANK”